Exhibit 10.1
Town Sports International
5 Penn Plaza, 4th floor
New York, NY 10001
Phone 212.246.6700
Fax 212.246.8422
MySportsClubs.com
March 18,2010
Mr. Robert Giardina
1657 Woodland Avenue
Edison, NJ 08820
Dear Bob:
     We are pleased that you have agreed to accept our offer to serve as President and Chief Executive Officer of Town Sports International Holdings, Inc., Town Sports International, LLC and all of its subsidiaries (collectively, the “Company” or “TSI”), effective March 16, 2010 (the “Effective Date”). This letter confirms the terms of such employment.
1. Employment. During your employment, it is expected that you will devote your full time, skill and attention to your duties and responsibilities and will perform them faithfully, diligently and completely in accordance with the terms of this offer letter. In addition, you will be required to familiarize yourself and comply with our operating policies, procedures and practices in effect from time to time, including our Code of Ethics and Business Conduct and Employee Handbook. In this role, you will serve as a member of the Executive Committee and you will report directly to the Board of Directors of TSI.
2. Compensation and Benefits.
     (a) Commencing on the Effective Date, your annual base salary will be $505,000, which will be payable in accordance with TSI’s prevailing payroll policies, currently bi-weekly on every other Friday. You will also be eligible (i) to participate in TSI’s annual management incentive compensation plan at a target payout of 75% of your annual base salary, subject to the attainment of TSI’s and personal performance objectives and (ii) for awards under our equity plans as determined by the Compensation Committee of the Board in its discretion. As a salaried (exempt) employee, you are not eligible to receive overtime pay. Actual payments under the management incentive compensation plan will be paid yearly, usually in the first quarter of each following year, after appropriate approval from the Board of Directors (or the appropriate committee of the Board of Directors) so long as you are employed on the applicable payment date.
     (b) You will be eligible to join the Company’s executive benefit program on the first of the month following the Effective Date, information about such program will be provided to you separately. You will be eligible to participate in the Company’s 401K program. You will be eligible for vacation, holidays and time off in accordance with the Company’s personal time off policy (PTO) consistent with all other executive officers. Please be aware that our vacation

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policy does not allow carryover of unused vacation time from year to year. Therefore, if the time is not taken, it is forfeited each year. Participating in any of the Company’s benefit programs and plans is subject to the respective terms of each of the programs and plans.
     (c) You will be entitled to the following special bonuses: (i) promptly upon your signing this Agreement, a payment equal to $18,000 on an after tax basis, (ii) $33,333 on April 15, 2010, (iii) $33,333 on May 17, 2010 and (iv) $33,334 on June 15, 2010 so long as you remain in the employ of the Company on such dates.
     (d) You will be reimbursed for all normal business expenses in accordance with Company policy.
3. Taxes. All payments pursuant to this letter will be subject to applicable withholding taxes.
4. Confidential Information You expressly recognize and acknowledge that during your employment with the Company, you will be entrusted with, have access to, or gain possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company, TSI Holdings and their respective affiliates that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information ”). You hereby that: (i) unless pursuant to prior written consent by the Company, you shall not disclose any Confidential Information for any purpose whatsoever unless compelled by court order of subpoena; (ii) you shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to the Confidential Information; (iii) you shall not use the Confidential Information in any way detrimental to the Company or any of its affiliates; and (iv) you agree that the Confidential Information obtained during your employment with the Company shall remain the exclusive property of the Company and its affiliates, and you shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information upon termination of your employment with the Company or any of its affiliates. It is hereby agreed that Confidential Information does not include information generally available and known to the public other than through your disclosure thereof or through or obtained from a source not bound by a confidentiality agreement with the Company or any of its affiliates.
5. At-Will Employment. All employment at TSI is “at will” which means the employee or employer may end the relationship at any time, with or without notice. This letter does not constitute a contract or otherwise provide for a term of employment.
6. Entire Agreement. This Agreement represents the entire agreement of the parties related to your employment with the Company and supersedes any prior agreement or discussions, including, without limitation, the Agreement dated October 7, 2007. Notwithstanding the foregoing, given your status as Chief Executive Officer, you are eligible for the Executive

Severance Agreement attached hereto as Annex A; such agreement to be effective upon execution by the parties.
7. Miscellaneous. In addition, you represent that the execution by you of this letter and the performance by you of your contemplated duties does not conflict with, or result in a violation or breach of, any other agreement or arrangement to which you are bound. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.
Please acknowledge your acceptance of this offer by signing and returning a copy of this letter.
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Congratulations and I am confident that you will add tremendous value in your new role.

Sincerely
/s/ Scott Milford
Scott Milford
Title:	Senior Vice President - Human Resources

ACCEPTANCE:
     I accept the terms of my employment with TSI as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice. I specifically acknowledge and agree that I am aware of my rate of pay and my regular pay days.

/s/ Robert Giardina
Robert Giardina